Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Leadership Change
and Board Appointment

HOUSTON, Texas – March 25, 2013 – TC PipeLines, LP (NYSE: TCP) (the “Partnership”) today announced that Gregory Lohnes has resigned from his positions as Chairman of the Board and Director of TC PipeLines GP, Inc., the General Partner of the Partnership, effective March 25, 2013.  Mr. Lohnes will continue in his role as Executive Vice-President, Operations and Major Projects of TransCanada PipeLines Limited, the indirect parent company of the General Partner and a wholly-owned subsidiary of TransCanada Corporation (“TransCanada”).

“Greg has been a strong leader of our board and played an important role in the strategy and growth of the Partnership serving as a director since 2007 and Chairman since 2010,” said Steve Becker, President of the General Partner.  “His disciplined approach has guided our success and will provide a strong foundation for us to continue to deliver long-term value to our unitholders.”

Also effective March 25, 2013, Karl Johannson has been appointed Chairman of the Board and Director of TC PipeLines GP, Inc.  Mr. Johannson’s principal occupation is Executive Vice-President and President, Natural Gas Pipelines of TransCanada, a position he has held since November 2012 and where he is responsible for TransCanada’s natural gas pipelines and regulated natural gas storage business in Canada, the U.S. and Mexico.  Prior to that, he was Senior Vice-President, Canadian and Eastern U.S. Pipelines.  Mr. Johannson has been with TransCanada for 23 years.

“Karl brings extensive experience in the North American natural gas industry and, as such, will provide invaluable knowledge and leadership to our Board of Directors in its continued effort to drive long-term unitholder value,” added Mr. Becker.

TC PipeLines, LP is a Delaware master limited partnership with interests in 5,560 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. The Partnership also wholly owns North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. The Partnership is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of the Partnership’s sponsor, TransCanada Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Grady Semmens/Shawn Howard	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com